Exhibit 3.14

CERTIFICATE OF FORMATION

OF

USS CHARTERING LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USS CHARTERING LLC.

SECOND:	The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USS CHARTERING LLC this 16th day of July, 2002.

/s/ Paul Gridley
Paul Gridley, Authorized Person